                                                                    EXHIBIT 12.1

                        DAWSON PRODUCTION SERVICES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                              SIX MONTHS ENDED
                                                   YEARS ENDED MARCH 31,                        SEPTEMBER 30,
                                     --------------------------------------------------   -------------------------
                                                                                 1996                        1996
                                                                                  PRO                         PRO
                                     1992    1993     1994     1995     1996     FORMA     1995     1996     FORMA
                                     ----   ------   ------   ------   ------   -------   ------   ------   -------
Earnings:
  Income (loss) before income
     taxes.........................  $495   $  893   $1,321   $1,742   $2,082   $(5,575)  $1,046   $3,529   $(1,444)
Add back:
  Interest expense.................   352      301      282      789    1,848    13,385      953      296     6,693
  Amortization of debt issuance
     cost..........................    --       --       --       --       --       490       --       --       245
  Portion of rent expense
     representative of interest
     factor........................    36       41       48       58       84        84       39       62        62
                                     ----   ------   ------   ------   ------   -------   ------   ------   -------
Earnings as adjusted...............  $883   $1,235   $1,651   $2,589   $4,014   $ 8,384   $2,038   $3,887   $ 5,556
                                     ====   ======   ======   ======   ======   =======   ======   ======   =======
Fixed charges:
  Interest expense.................  $352   $  301   $  282   $  789   $1,848   $13,385   $  953   $  296   $ 6,693
  Amortization of debt issuance
     cost..........................    --       --       --       --       --       490       --       --       245
  Portion of rent expense
     representative of interest
     factor........................    36       41       48       58       84        84       39       62        62
                                     ----   ------   ------   ------   ------   -------   ------   ------   -------
                                     $388   $  342   $  330   $  847   $1,932   $13,959   $  992   $  358   $ 7,000
                                     ====   ======   ======   ======   ======   =======   ======   ======   =======
Ratio of earnings to fixed
  charges..........................   2.3x     3.6x     5.0x     3.1x     2.1x      0.6x     2.1x    10.9x      0.8x
                                     ====   ======   ======   ======   ======   =======   ======   ======   =======